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                                                                    EXHIBIT 99.1

MAXWELL TECHNOLOGIES LAUNCHES COMMERCIAL SPACE ELECTRONICS VENTURE; ACQUISITION OF SEI EXPANDS MAXWELL'S ROLE IN THE COMMERCIAL SPACE MARKET


        SAN DIEGO--(BUSINESS WIRE)--Feb. 9, 1999--Maxwell Technologies Inc. (NMS:MXWL) announced today that it has successfully completed the acquisition of Space Electronics Inc. (SEi), a leader in the production of radiation-hardened microelectronics for the commercial and defense space markets.

        Maxwell issued a total of 681,243 shares of common stock to the former shareholders of San Diego-based SEi.

        SEi has patented technology for designing, protecting and testing electronic circuits for use in the space environment. This acquisition allows Maxwell to provide a total design, service, and product offering for electronic circuits for use in space systems.

        "The market for satellite systems and space programs is currently $8 billion per year and growing," said Interim Chief Executive Officer Tom Horgan. "SEi brings the market knowledge and experience required to target a wide range of Maxwell product offerings, ranging from industrial computers to power quality products, for the commercial space industry."

        Maxwell has developed a world-leading capability in analyzing and resolving problems that occur in microelectronic circuitry subjected to the harsh radiation environment in space. This work was originally performed for defense satellite systems and more recently has involved commercial satellite manufacturers. Maxwell has recently been using these capabilities to rapidly solve complex performance issues for several commercial satellite programs.

        "As the number of satellites being launched by the commercial sector continues to grow significantly, their critical role raises real concerns about the reliability and long-term operation of these systems," commented Walt Robertson, president of Maxwell Systems Division. "With the acquisition of SEi, we now combine the hardware for protecting microelectronic circuitry in space with the leading provider of consulting and support services to offer a unique and critical total capability to the commercial space market."

        Robert Czajkowski, SEi's chief executive officer added, "We at Space Electronics believe there is great synergism with Maxwell's activities in space and we are pleased with Maxwell's commitment to growth in the commercial arena. We are proud to join Maxwell."

        Maxwell Technologies is a leader in pulsed power technologies, providing pulsed power based systems and components for a wide range of commercial applications and research and development for both commercial customers and the U.S. government. The Company's




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advanced technology solutions address diverse markets such as utilities, telecommunications, medical equipment and products, water purification, food processing and packaging and transportation. The company also offers industrial computers and subsystems, primarily to OEMs in computer telephony and other markets, and software products and services, both for government research and for various commercial applications.

        Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including product development based on new technologies, applications and acceptance of new products in major markets, demand for the OEM's product reaching anticipated levels, the impact of competitive products and pricing, the successful integration of acquired businesses, risks and uncertainties involved in foreign operations, and other risks detailed from time-to-time in the company's SEC reports, including the report on Form 10-K for the year ended July 31, 1998. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.


        CONTACT:      Hilary Kaye Associates
                      Mike Kilroy, 714/426-0444
                      or
                      Investor Relations
                      Larry Selwitz, 562/493-2770
                      or
                      Eugene Anton, 714/426-0228



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